Exhibit 10.19

August 11, 2025

Uneek Mehra

Re:	Employment Agreement and Executive Severance Plan Participation Agreement

Dear Uneek:

Reference is made to the Business Combination Agreement, dated as of February 28, 2025 (as amended, restated or otherwise modified from time to time, the “BCA”), entered into by and among TheRas, Inc., a Delaware corporation (“BBOT”), Helix Acquisition Corp. II, a Cayman Islands exempted company (“Helix”), and Helix II Merger Sub, Inc., a Delaware corporation (“Merger Sub”), pursuant to which, among other things, (i) Helix will de-register in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation (the “Domestication”), (ii) following the Domestication, Merger Sub will be merged with and into BBOT, as a result of which BBOT will be the surviving company and a wholly-owned subsidiary of Helix and (iii)  Helix will change its name to “BridgeBio Oncology Therapeutics, Inc.” Helix is referred to herein as the “Company” as of the time following the Domestication.

This confirms the terms of your employment as Chief Financial Officer of the Company commencing as of the Effective Date (as defined below). If executed, this Employment Agreement and Executive Severance Plan Participation Agreement (the “Agreement”) shall become effective as of the closing of the transactions contemplated by the BCA (the “Effective Date”). Except with respect to the Equity Documents, the Restrictive Covenants Agreement and the Severance Plan (each as defined below), this Agreement supersedes in all respects all prior agreements between you and the Company (or its predecessor) regarding the subject matter herein, including without limitation, the Offer of Employment entered into by and between you and BBOT, dated June 13, 2025 (the “Prior Agreement”).

1. Position. As Chief Financial Officer, you will continue to report to the Company’s Chief Executive Officer or another duly authorized executive or manager and you will have such powers and duties as may from time to time be prescribed by the Company. This is a full time employment position. It is understood and agreed that, while you render services to the Company, any other employment, consulting or other business activities (whether full-time or part-time), must be expressly approved in writing by the Company’s Board of Directors (the “Board”). Notwithstanding the foregoing, you may engage in religious, charitable and other community activities so long as such activities do not interfere or conflict with your obligations to the Company.

2. Compensation and Related Matters.

(a) Base Salary. The Company will pay you a base salary at the rate of $525,000 per year. Your base salary shall be payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. Your base salary is subject to review and adjustment by the Board or the Compensation Committee thereof (the “Compensation Committee”). Your base salary in effect at any given time, whether it is above referenced base salary rate, or any later determined base salary rate shall be referred to herein as the “Base Salary.”

(b) Sign-On Bonus. You will receive a one-time sign-on bonus of $75,000, less applicable taxes and withholdings, payable on your first regular payroll following the Start Date (the “Sign-On Bonus”), subject to your continued employment with the Company (or its predecessor) through the twelve (12) month anniversary following your first day of employment with the Company (or its predecessor) (the “Start Date”). If you voluntarily resign or are terminated by the Company (or its predecessor) for Cause (as defined in the Severance Plan), in either case, within twelve (12) months following the Start Date, you agree to repay the full amount of the Sign-On Bonus to the Company (or its predecessor) within thirty (30) days of your Separation Date (as defined below). By accepting this Agreement, you acknowledge and agree to the repayment terms for the Sign-On Bonus. For the avoidance of doubt, you may only receive one Sign-On Bonus and if you have received a Sign-On Bonus pursuant to the Prior Agreement, you shall not receive another Sign-on Bonus pursuant to this Agreement.

(c) Bonus. You will be eligible to receive an annual performance bonus (the “Bonus”) targeted at 40% of your Base Salary. The Bonus for the 2025 calendar year (the “2025 Bonus”) will be prorated based on the Start Date, which shall be determined by multiplying the 2025 Bonus by a fraction, the numerator of which is the number of whole months that has passed since the Start Date through December 31, 2025, and the denominator of which is equal to twelve (12) months. The target annual bonus in effect at any given time is referred to herein as “Target Bonus.” The amount, terms and conditions of the actual Bonus (if any) are to be determined at the sole discretion of the Board or the Compensation Committee thereof. To earn a Bonus, you must be employed by the Company as of the payment date of the Bonus. Any Bonus will be paid no later than March 15th of the calendar year following the calendar year to which the Bonus relates.

(d) Equity. Subject to the approval of the Board, the Company may grant you an equity award (the “Equity Award”) consisting of either an option to purchase 633,573 shares of the Company’s common stock (“Option”) at a per share exercise price equal to the fair market value of a share of Company common stock at the time of grant or a number of restricted stock units (“RSUs”) representing approximately equal value to the Option, in each case, in accordance with the terms and conditions of the Company’s 2025 Stock Option and Incentive Plan, as amended from time to time (the “2025 Plan”). The type of equity grant will be determined by the Board following the Effective Date. The Equity Award shall vest over a four-year vesting schedule, under which 25% of the Equity Award will vest on the first anniversary following the applicable vesting commencement date, and the remaining 75% of the Equity Award will vest in 36 equal monthly installments thereafter, subject to your continuous Service Relationship (as defined in the 2025 Plan) through each such vesting date. The Equity Award will be subject to the terms of, and contingent upon, your execution of an award agreement issued pursuant to the Company’s 2025 Plan (together, the “Equity Documents”). In the event of any inconsistency between this paragraph and the Equity Documents, the Equity Documents shall govern.

(a) Expenses. You will be entitled to receive prompt reimbursement for all reasonable expenses that you incur in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its executive officers.

(b) Benefits; Paid Time Off. You will continue to be eligible, subject to the terms of the applicable plans and programs, to participate in the employee benefits and insurance programs generally made available to the Company’s full-time employees. You will be eligible for paid time off consistent with the terms of the Company’s applicable paid time off policy, as may be in effect from time to time. The Company reserves the right to modify, amend or cancel any of its benefits plans, programs or policies at any time.

(c) Location. You will primarily work pursuant to a hybrid work arrangement (remote/South San Francisco), provided, however, that you will be required to travel on business from time to time.

3. At-Will Employment; Accrued Obligations. At all times your employment is “at will,” meaning you or the Company may terminate it at any time for any or no reason. In the event of the ending of your employment for any reason, the Company will pay you (i) your then unpaid Base Salary through the last date of your employment, and (ii) the amount of any documented expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed, in accordance with Company policy (the “Accrued Obligations”). Other than the Accrued Obligations or the severance benefits that may arise pursuant to the Severance Plan, you will not be entitled to any compensation from the Company in connection with the ending of your employment.

4. Executive Severance Plan. Under certain circumstances, you will be eligible for certain severance benefits as a Tier 2 Executive as described in Company’s Executive Severance Plan, as amended from time to time (the “Severance Plan”), a copy of which (excluding the exhibits thereto) is attached hereto as Exhibit A. Any and all such severance benefits are subject to the terms and conditions of the Severance Plan. As a condition to participate in the Severance Plan, you hereby acknowledge that the severance benefits that may be provided to you under the Severance Plan will supersede and replace any severance benefit plan, policy or practice previously maintained by the Company, any of its affiliates, or its predecessors, that may have been applicable to you and any severance benefits under any individually negotiated employment agreement, offer letter or equity award agreement, as may be amended from time to time, between you and the Company, any of its affiliates or its predecessors, including, without limitation, the Prior Agreement. In addition, as a condition to participate in the Severance Plan, you hereby acknowledge that you will continue to comply with the Restrictive Covenants Agreement (or other similar agreements entered into between you and the Company). This Agreement serves as the Participation Agreement for purposes of the Severance Plan and, for the avoidance of doubt, upon your execution of this Agreement, you will be deemed to have accepted the terms of, and to be participating in, the Severance Plan.

5. Continuing Obligations.

(a) Restrictive Covenants Agreement. As a condition of your employment, you entered into the Proprietary Information and Inventions Agreement entered into by and between you and BBOT, dated June 13, 2025 (the “Restrictive Covenants Agreement”), which is in full force and effect and is incorporated by reference herein. The Restrictive Covenants Agreement, together with any other agreement relating to confidentiality, assignment of inventions or other restrictive covenants, and this Section 5 will collectively be referred to as the “Continuing Obligations.” In no event shall any of the Continuing Obligations be construed to or limit your ability to communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to the Company or participation in any whistleblower program with the Securities and Exchange Commission.

(b) Third Party Agreements and Rights. You hereby confirm that you are not bound by the terms of any agreement with any previous employer or other party which restricts in any way your use or disclosure of information, other than confidentiality restrictions (if any) or your engagement in any business. You represent to the Company that your execution of this Agreement, your employment with the Company and the performance of your proposed duties for the Company will not violate any obligations you may have to any such previous employer or other party. In your work for the Company, you will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and you will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(c) Cooperation. During and after your employment, you agree to reasonably and in good faith cooperate with the Company, including in (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while you were employed by the Company, (ii) the investigation, whether internal or external, of any matters about which the Company believes the you may have knowledge or information and (iii) transitioning your duties. Your cooperation in connection with such claims, actions or investigations will include, but not be limited to, being available to meet with counsel to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. The Company will reimburse you for any reasonable out-of-pocket expenses incurred in connection with your performance of obligations pursuant to this Section 5(c).

(d) Relief. You agree that it would be difficult to measure any damages caused to the Company which might result from your breach of any of the Continuing Obligations, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, you agree that if you breach, or propose to breach, any portion of the Continuing Obligations, the Company will be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

6. Taxes; Section 409A.

(a) All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

(b) The Company and you intend that this Agreement will be administered in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The Company makes no representation or warranty and will have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section. The Company and you agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party. The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

(c) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by you during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(d) Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement or otherwise on account of your separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. To the extent that any payment or benefit described in this Agreement (including the Severance Plan) constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits shall be payable only upon your “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

7. Entire Agreement. This Agreement, together with the Restrictive Covenants Agreement, the Equity Documents, and the Severance Plan, constitutes the complete agreement between you and the Company, contains all of the terms of your employment with the Company and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company related to the subject matter herein.

8. Governing Law; Jurisdiction. This Agreement will be governed by the laws of California without regard to the conflicts of law principles thereof that would require the application of the laws of another jurisdiction. Except as may be expressly provided otherwise, the parties hereby submit to the exclusive jurisdiction of the state and federal courts of California with respect to any dispute arising under this Agreement or otherwise arising out of your employment relationship with the Company.

9. Assignment; Successors and Assigns. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without your consent to any affiliate or to any person or entity with whom the Company will hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This Agreement will inure to the benefit of and be binding upon you and the Company, and each of your and its respective successors, executors, administrators, heirs and permitted assigns. In the event of your death after the date of termination but prior to the completion by the Company of all payments due to you under this Agreement, the Company will continue such payments to your beneficiary designated in writing to the Company prior to your death (or to your estate, if you fail to make such designation).

10. Waiver; Amendment. No waiver of any provision hereof will be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, will not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may be amended or modified only by a written instrument signed by you and by a duly authorized representative of the Company (other than yourself).

11. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) will to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

12. Clawback Acknowledgement.  You acknowledge that you may become subject to the Company’s Compensation Recovery Policy, adopted pursuant to Rule 10D-1 promulgated under the Securities Exchange Act of 1934 and Nasdaq Rule 5608, or any successor rule (the “Clawback Policy”) pursuant to which the Company and/or the Board shall be entitled to recover all erroneously awarded compensation as set forth in the Clawback Policy from you pursuant to such means as the Company and/or the Board may elect.  Any action by the Company to recover erroneously awarded compensation under the Clawback Policy from you shall not, whether alone or in combination with any other action, event or condition, be deemed (i) a Good Reason condition (as defined in the Severance Plan) or serve as a basis for a claim of constructive termination under any benefits or compensation arrangement applicable to you, or (ii) to constitute a breach of a contract or other arrangement to which you are a party.

13. Other Terms. The provisions of this Agreement will survive the termination of this Agreement and/or the termination of your employment to the extent necessary to effectuate the terms contained herein. The headings and other captions in this Agreement are for convenience and reference only and will not be used in interpreting, construing or enforcing any of the provisions of this Agreement. This Agreement may be executed in separate counterparts. When both counterparts are signed, they will be treated together as one and the same document. PDF copies of signed counterparts will be equally effective as originals. PDF copies of signed counterparts will be equally effective as originals.

[Signature page follows.]

To accept this Agreement, please sign and return it at your earliest convenience.

Very truly yours,

BridgeBio Oncology Therapeutics, Inc.

By:	/s/ Eli Wallace
Name:	Eli Wallace
Title:	Chief Executive Officer

Enclosure (Executive Severance Plan)

I have read and accept this Agreement:

/s/ Uneek Mehra
Uneek Mehra

Date:	August 11, 2025

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